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                                                                   EXHIBIT 10.36

                              SUN COMMUNITIES, INC.
                            1998 STOCK PURCHASE PLAN


         1. PURPOSE. The 1998 Stock Purchase Plan (the "Plan") of Sun Communities, Inc., a Maryland corporation (the "Company"), is adopted to facilitate the immediate purchase of shares of the Company's Common Stock, $.01 par value per share ("Common Stock"), and limited partnership interests (the "Common OP Units") in Sun Communities Operating Limited Partnership, a Michigan limited partnership, by certain employees, consultants, officers and directors of the Company, its subsidiaries and affiliates. The purpose of the Plan is to increase the ownership of Common Stock and Common OP Units among key employees, consultants, officers and directors of the Company, its subsidiaries and affiliates in order to more closely align their financial rewards with the financial rewards realized by all other holders of Common Stock.

         2. ELIGIBILITY. Only Eligible Participants (as defined below) are eligible to purchase shares of Common Stock under this Plan and only Eligible Participants who are also "Accredited Investors" (as that term is defined in Regulation D promulgated under the Securities Act of 1933, as amended) are eligible to purchase Common OP Units under this Plan. For purposes of this Plan, "Eligible Participants" means all employees, consultants, officers and directors of the Company, its subsidiaries and/or affiliates whose annual gross income is at least $50,000.00 and such other employees and consultants of the Company, its subsidiaries and affiliates selected by the Company in its sole and absolute discretion.

         3. PARTICIPATION. No Eligible Participant is required to participate in the Plan and, subject to the eligibility requirements of Section 2 above and the limitations of Section 4 below, an Eligible Participant may purchase any number of shares of Common Stock and/or Common OP Units under this Plan. To become a Plan participant ("Active Participant"), an Eligible Participant must satisfy the following requirements on or before the Issuance Date (as defined below):

         (a) submit a completed, signed and irrevocable subscription agreement to purchase, on or before November 30, 1998 or such other date designated by the Board of Directors of the Company (the "Issuance Date"), a specified number of shares of Common Stock and/or Common OP Units (the "Purchased Shares") at $31.75 per Purchased Share;

         (b) submit payment to the Company of $0.25 per Purchased Share to cover a portion of the fees and expenses incurred by the Company in connection with implementing and administering this Plan (the "Fees") (see Section 8 regarding payment of the remaining portion of the Fees);

         (c) complete and sign all necessary agreements and other documents relating to the loan described in Section 6 below if the Active Participant elects to participate in the loan program; and

         (d) pay for the Purchased Shares (with the Active Participant's own funds or those funds received pursuant to the loan program) pursuant to Section 5 below.

         4. LIMITATIONS. Notwithstanding anything to the contrary contained herein, (a) no Active Participant may purchase (i) less than 2,500 shares of Common Stock and/or Common OP Units, or (ii) shares of Common Stock and/or Common OP Units having a value of more than three (3) times such Active Participant's annual gross income, unless the Company, in its sole and absolute discretion, is satisfied with the financial condition of such Active Participant; (b) no Active Participant may purchase more than 170,000 shares of Common Stock and/or Common OP Units under this Plan; and (c) the aggregate number of shares of Common Stock and Common OP Units issuable under this Plan shall not exceed 850,000. If the Company receives subscription agreements for more than 850,000 shares of Common Stock and Common OP Units in the
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aggregate from Eligible Participants, the Company will issue Common Stock and
Common OP Units on a pro rata basis among the Eligible Participants satisfying the requirements set forth in Section 3 based on the number of shares of Common Stock and/or Common OP Units desired to be acquired by each Eligible Participant in accordance with Section 3.

         5. PAYMENT OF PURCHASE PRICE. On or before the Issuance Date, each Active Participant must deliver to the Company (at such place and in such manner as may be determined by the Board of Directors of the Company) an amount equal to the product of such Active Participant's Purchased Shares and $31.75 (the "Purchase Price") ; provided, however that if the Company reasonably determines that the Purchase Price when compared to the fair market value of the Common Stock on the Issuance Date produces (taking into account Section 9 of this Plan) a price discount to the Active Participants greater than five (5%) percent, the Company may increase the Purchase Price or modify the Sharing Ratio (as defined in Section 9) to reduce such discount to no more than five (5%) percent.

         6. LOAN. The Company has arranged for each Active Participant to have the opportunity to obtain a loan (a "Loan") to fund the purchase of the Purchased Shares through a syndicate of banks (the "Banks") for which The First National Bank of Chicago is serving as agent. Each Active Participant must sign a letter of direction which directs all loan proceeds to be paid directly to the Company in payment for the Purchased Shares and each Active Participant is responsible for satisfying all of the lending requirements specified by the Banks to qualify for the Loan. Each Active Participant is fully obligated to repay to the Banks all principal, interest and fees on the Loan when due and payable. The Company has arranged for each Active Participant to have an opportunity to obtain a Loan, but the Company is not advising any Active Participant as to whether or not it is in the best interest of such Active Participant to obtain a Loan, as such Active Participant must make such decision on his or her own behalf with the advice of any representatives or advisors such Active Participant may elect to consult. This Section 6 is only a brief summary of the Loan program, and is subject to the terms and conditions set forth in each document prepared by the Banks that an Active Participant may sign in connection with a Loan.

         7. REGISTRATION OF SHARES. On the Issuance Date, the Purchased Shares shall be registered in the name of the Active Participant and certificated. Each certificate shall bear a legend referring to this Plan and the agreements between the Active Participant and the Company relating to the Purchased Shares. No certificate will be issued to evidence Common OP Units as each Active Participant purchasing Common OP Units will receive an amendment to the partnership agreement of Sun Communities Operating Limited Partnership indicating the number of Common OP Units held by such Active Participant.

         8. DIVIDENDS; SALE OF PURCHASED SHARES. To the extent required by the loan agreements and documents identified in Section 3(c) above, the Company shall be irrevocably directed to deliver all dividends and distributions earned on each Active Participant's Purchased Shares directly to The First National Bank of Chicago for payment of interest accrued on such Active Participant's Loan. Any dividends or distributions in excess of required interest payments will be deposited to such Active Participant's account at The First National Bank of Chicago. Upon the sale of the Purchased Shares, the Active Participant shall pay to the Company (or, if appropriate, the Company shall withhold from the Active Participant) any remaining Fees associated with such Purchased Shares, which remaining Fees shall be calculated by the Company, but are presently estimated at $0.60 per Purchased Share.

         9. GAIN ON SALES. Subject to Section 5 above, an Active Participant who sells Purchased Shares prior to November 30, 2001 shall, after payment of broker's fees, contemporaneously remit to the Company fifty percent (50%) of any profit recognized upon such sale (the "Sharing Ratio"); provided, however, that no profit shall be remitted to the Company pursuant to this Section 9 in the event of the death or permanent disability of the Active Participant.

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         10. LOAN GUARANTY. As a condition to the loan arrangement that the
Company has made with The First National Bank of Chicago, the Company will guarantee repayment to The First National Bank of Chicago of all principal, interest, early payment fees and other obligations of each Active Participant under such Active Participant's Loan (the "Guaranty"). Notwithstanding anything to the contrary contained herein, each Active Participant is fully obligated to repay to The First National Bank of Chicago, in a timely manner, all principal, interest, and other amounts due on such Active Participant's Loan. By participating in the Plan, each Active Participant acknowledges and agrees that the Company may take any and all lawful actions relating to an Active Participant and his or her assets, which the Board of Directors of the Company deems reasonable and necessary, to obtain full reimbursement for amounts the Company pays to The First National Bank of Chicago under the Guaranty as a result of such Active Participant's Loan.

         11. SECURITY. Notwithstanding anything to the contrary contained herein, neither the Loan nor the Guaranty shall be secured or "indirectly secured" (as defined in Regulation U of the Board of Governors of the Federal Reserve System) by shares of Common Stock issued under the Plan. Each Active Participant purchasing Common OP Units under this Plan must enter into a security agreement (in form and substance satisfactory to the Company) with the Company whereby: (a) all Common OP Units purchased by such Active Participant under this Plan are pledged to the Company as security for the Company's obligations under the Guaranty with respect to such Active Participant's Loan; and (b) such Active Participant agrees that the Common OP Units issued under this Plan are not convertible into shares of Common Stock unless and until such Active Participant's Loan is repaid in full.

         12. REGISTRATION RIGHTS. The limited partnership agreement of Sun Communities Operating Limited Partnership presently provides that each Common OP Unit may be converted into one share of Common Stock (such conversion ratio is subject to change as set forth in the partnership agreement). Each share of Common Stock issued under the Plan and each share of Common Stock that may be received upon conversion of a Common OP Unit has not been registered under the Securities Act of 1933 or any state securities law, and will be characterized as "restricted stock". By virtue of being classified as restricted stock, the Common Stock (whether originally issued or received upon conversion of a Common OP Unit) cannot be sold unless such stock is registered under the Securities Act of 1933 or an exemption is available. The Company will offer, on or before November 30, 2001, to each Active Participant the right to register for sale all Purchased Shares pursuant to the Securities Act of 1933. The Company will use reasonable efforts to register the Purchased Shares for sale by filing with the Securities and Exchange Commission a registration statement covering the sale of the Purchased Shares held by those Active Participants that wish to participate in the registration. As a condition to such registration, each Active Participant electing to register his or her Purchased Shares will be required to enter into a registration rights agreement with the Company.

         13. NOTICES. Any notice to the Company from an Active Participant shall be addressed as follows:

                       Sun Communities, Inc.
                       31700 Middlebelt Road, Suite 145
                       Farmington Hills, Michigan  48334
                       Attn:  Chief Financial Officer

All notices to the Company will be deemed effective upon receipt.

         14. COMPLIANCE WITH REIT RULES. In order to comply with certain tax rules applicable to the Company by virtue of its status as a real estate investment trust, the Company reserves the right to modify the Purchase Price and/or Sharing Ratio, to ensure compliance with such rules.

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         15.      MISCELLANEOUS.

                  (a) Neither this Plan nor any action taken hereunder shall be construed as giving any Eligible Participant any right to be retained in the employ of the Company, its subsidiaries and/or affiliates.

                  (b) This Plan shall be governed by, and construed in accordance with, the laws of the State of Michigan.



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